As filed with the Securities and Exchange Commission on August 5, 1999
                                                    Registration No. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ------------------

                                    XOMA LTD.
             (Exact name of registrant as specified in its charter)

            Bermuda                                      94-2756657
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
          (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                          CHRISTOPHER J. MARGOLIN, ESQ.
                                    XOMA LTD.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                               ------------------

                                    Copy to:
                           GEOFFREY E. LIEBMANN, ESQ.
                             CAHILL GORDON & REINDEL
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                               ------------------
 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

     Title of Each Class                                       Proposed                 Proposed
        of Securities                   Amount                  Maximum                 Maximum                Amount of
            To Be                       To Be               Offering Price             Aggregate             Registration
          Registered                  Registered              per Unit(1)          Offering Price(1)              Fee
---------------------------------------------------------------------------------------------------------------------------

Common Shares,
par value U.S. $.0005
per share...................       2,139,000 (2)(3)             $6.485                $13,871,415             $2,111 (4)


(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c).

(2) Includes a like number of Preference Share Purchase Rights (the "Rights"). Since no separate consideration is paid for the Rights, the registration fee is included in the fee for the Common Shares.

(3) Pursuant to Rule 416 under the Securities Act of 1933, any additional Common Shares issued as a result of stock splits, stock dividends or similar transactions are deemed to be registered herewith.

(4) $1,746 of this amount is being carried forward from a previous registration statement on Form S-3 (file no. 333-74205).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------
Prospectus                                               Subject to Completion,
                                                         dated August 5, 1999
                                    XOMA Ltd.
                             2,139,000 Common Shares
--------------------------------------------------------------------------------


o   All of the common shares offered         o Our common shares are listed on the
    by this prospectus are being offered       Nasdaq National Market under the symbol
    by certain of our shareholders, who        "XOMA." The last reported sale price
    will receive all of the proceeds.          for the common shares on August 2, 1999
                                               was US$7 1/2 per share.

--------------------------------------------------------------------------------

     This investment involves a high degree of risk. Consider carefully the risk factors beginning on page 3 of this prospectus before you invest.

                              --------------------

     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              --------------------

               The date of this prospectus is           , 1999.

                                       TABLE OF CONTENTS
Risk Factors...............................     3    Selling Shareholders.......................    14
Incorporation of Information We File                 Description of Share Capital...............    16
  with the SEC ............................    10    Plan of Distribution.......................    21
Disclosure Regarding Forward-                        Legal Opinion..............................    22
  Looking Statements ......................    11    Experts....................................    22
XOMA.......................................    12    Where You Can Get More Information.........    22
Price Range of Common Shares and
  Dividend Information ....................    13


                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in common shares.

None Of Our Pharmaceutical Products Have Received Regulatory Approval; If We Do Not Receive Regulatory Approval, We Will Not Be Able To
Manufacture And Market Our Products

     Even our most developed pharmaceutical product has yet to complete final clinical testing. We will be unable to manufacture and market our products without required regulatory approvals in the United States and other countries. The United States government and governments of other countries extensively regulate many aspects of our products, including:

     o    testing

     o    manufacturing

     o    promotion and marketing and

     o    export.

     In the United States, the Food and Drug Administration regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, we believe that our products will be regulated by the FDA as biologics. State regulations may also affect our proposed products.

     In December 1992, we submitted an investigational new drug application to the FDA to begin Phase I human testing of our NEUPREX(R) product, a genetically-engineered fragment of a human protein (BPI). We are currently awaiting preliminary results of our Phase III pivotal trial testing the NEUPREX(R) product as a treatment of meningococcemia (a potentially deadly bacterial infection principally of children) and are currently conducting a Phase III pivotal trial testing NEUPREX(R) for prevention of serious pulmonary complications (pneumonia and/or acute respiratory distress syndrome) in patients suffering from severe blood loss due to trauma (hemorrhagic trauma).

We have conducted earlier stage clinical trials testing NEUPREX(R) as a treatment in three additional indications:

     o prevention of complications following partial hepatectomy (a type of major liver surgery)

     o treatment of severe infections within the abdomen in combination with antibiotics and

     o treatment of cystic fibrosis patients (whose genetic disorder predisposes them to recurring bacterial lung infections).

     In September 1996, XOMA and Genentech, Inc. announced that an investigational new drug application with the FDA for clinical testing of hu1124 in patients with moderate to severe psoriasis had been filed. We completed a Phase II study in Canada in psoriasis patients in late 1998, subsequently received a $2 million milestone payment from Genentech and recently announced an agreement with Genentech to continue collaborative development of the product through Phase III.

     Our other potential products will also require significant additional development, including extensive preclinical and clinical testing.

     The FDA has substantial discretion in both the product approval process and manufacturing facility approval process and we cannot predict at what point, or whether, the FDA will be satisfied with our submissions or whether the FDA will raise questions which may be material and delay or preclude product approval or manufacturing facility approval. As we accumulate additional clinical data, we will submit it to the FDA, which may have a material impact on the FDA product approval process.

Because All Of Our Products Are Still In Development, We Will Require Substantial Funds To Continue; We Cannot Be Certain That Funds Will Be Available And, If Not Available, We May Have To Take Actions Which Could Adversely Affect Your Rights

     If adequate funds are not available, we may have to dilute or otherwise adversely affect the rights of existing shareholders, curtail or cease operations or, in extreme circumstances, file for bankruptcy protection. We have spent, and we expect to continue to spend, substantial funds in connection with:

     o research and development relating to our products and production technologies

     o    scale-up of our production capabilities

     o    extensive human clinical trials and

     o    protection of our intellectual property.

We believe we have enough cash (including interest income) to meet our currently anticipated needs for operating expenses, working capital, equipment acquisitions and current research projects through at least the end of the first quarter of 2000. We continue to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen our competitive position and provide additional funding. However, we cannot assure you that:

     o    operations will generate meaningful funds

     o    additional agreements for product development funding can be reached

     o    strategic alliances can be negotiated or

     o adequate additional financing will be available for us to finance our own development on acceptable terms, if at all.

Because All of Our Products Are Still In Development, We Have
Sustained Losses In The Past And We Expect To Sustain Losses In The
Future

     We have experienced significant losses and, as of March 31, 1999, we had an accumulated deficit of approximately $418.1 million.

     For the year ended December 31, 1998 and the three months ended March 31, 1999, we had net losses of approximately $47.2 million, or $1.16 per common share (basic and diluted), and $13.7 million, or $0.28 per common share (basic and diluted), respectively. We expect to incur additional losses in the future. Our ability to make profits is dependent in large part on obtaining regulatory approval for our products and entering into agreements for product development and commercialization. Our ability to fund our ongoing operations is dependent on the foregoing factors and on our ability to secure additional funds. We cannot assure you that we will ever make a profit or that cash flow from future operations will be sufficient to meet our needs.

Because Of Our Limited Experience, If We Cannot Find Partners Who Have Effective Marketing Capabilities, We May Not Be Able To Market Our Products

     Because all of our products are still in development, our marketing experience and expertise are limited. Consequently, we may be dependent to a large extent upon the marketing capabilities of partners we have yet to find. As of the date of this prospectus, we have not entered into any marketing agreements regarding our NEUPREX(R) product. Although we continue to evaluate strategic alliances and potential partnerships, we cannot predict whether or when any such alliances or partnerships will be entered into.

If Any Of Our Products Receives Regulatory Approval, We May Not Be Able To Increase Existing Or Acquire New Manufacturing Capacity
Sufficient To Meet Market Demand

     We have never commercially introduced any pharmaceutical products. We cannot assure you that the capacity of our existing manufacturing facilities can be increased to produce sufficient quantities of our products to meet market demand. Also, if we need additional manufacturing facilities to meet market demand, we cannot assure you that we will successfully obtain those facilities.

If Our Patent Protection For Our Principal Products Is Not
Enforceable, We Will Not Realize Our Profit Potential

     Because of the length of time and the expense associated with bringing new products to the marketplace, we hold and are in the process of applying for a number of patents in the United States and abroad to protect our products and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others. However, the patent position of biotechnology companies generally is highly uncertain, and no consistent policy regarding the breadth of allowed claims has emerged from the actions of the U.S. Patent and Trademark Office with respect to biotechnology patents. Legal considerations surrounding the validity of biotechnology patents continue to be in transition, and we cannot assure you that historical legal standards surrounding questions of validity will continue to be applied or that current defenses as to issued biotechnology patents will in fact be considered substantial in the future. Accordingly, we cannot assure you as to:

     o the degree and range of protection any patents will afford against competitors with similar technologies

     o    if and when patents will issue

     o whether or not others will not obtain patents claiming aspects similar to those covered by our patent applications or

     o the extent to which we will be successful in avoiding any patents granted to others.

     The Patent Office has issued 37 patents to us related to our BPI-based products, including novel compositions, their manufacture, formulation, assay and use. In addition, we are the exclusive licensee of BPI-related patents and applications owned by New York University and Incyte Pharmaceuticals Inc. The Patent Office has also issued eight patents to us related to our bacterial expression technology.

     If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require licenses from others in order to develop and commercialize certain potential products incorporating our technology. We cannot assure you that these licenses, if required, will be available on acceptable terms.

     Due to the uncertainties regarding biotechnology patents, we also have relied and will continue to rely upon trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. All of our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of our proprietary information. Research and development contracts and relationships between us and our scientific consultants and potential customers provide access to aspects of our know-how that are protected generally under confidentiality agreements. We cannot assure you that all confidentiality agreements will be honored or are enforceable.

Other Companies May Render Some Or All Of Our Products Noncompetitive
Or Obsolete

     We cannot assure you that developments by others will not render our products or technologies obsolete or uncompetitive. Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing. Competition in the areas of genetically-engineered DNA-based and antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in these fields. Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

     o    significantly greater financial resources

     o    larger research and development and marketing staffs

     o    larger production facilities

     o entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities or

     o    extensive experience in preclinical testing and human clinical trials.

     These factors may enable others to develop products and processes competitive with or superior to our own. In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations. These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements.

     It is possible that one or more other companies may be developing one or more products based on BPI, and we cannot assure you that these product(s) will not prove to be more effective than NEUPREX(R).

If We Do Business Internationally, We Will Be Subject To Additional Political, Economic and Regulatory Uncertainties

     We cannot assure you that we will be able to successfully operate in any foreign market. We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income will be derived from product sales and other activities outside the United States. Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on our business. International operations may be limited or disrupted by:

     o    imposition of government controls

     o    export license requirements

     o    political or economic instability

     o    trade restrictions

     o    changes in tariffs

     o    restrictions on repatriating profits

     o    taxation and

     o    difficulties in staffing and managing international operations.

     Also, our business may be adversely affected by fluctuations in currency exchange rates.

Our Research, Testing And Manufacturing Operations May Be Disrupted By The Year 2000 Issue

     We have completed our Year 2000 exposure analysis program with respect to all major areas of our business where we have identified this as a potential problem. We have identified systems, applications and third party relationships which, if not Y2K compliant prior to the end of 1999, could have a material adverse impact on our operations. We have identified and initiated remedial actions which we currently plan to complete by September 30, 1999. We have initiated but not yet finalized our contingency plan. We estimate the total cost of the Company's Y2K compliance programs to be approximately $0.6 million, which will be part of cash flow from operations and capital expenditures. In the reasonable worst case, failure to mitigate our Y2K exposure could result in an interruption of our ongoing clinical trials, including delays in gathering and analyzing data, and a disruption of our manufacturing and research operations.

Because We Are a Relatively Small Biopharmaceutical Company With
Limited Resources, We May Not Be Able To Attract And Retain Qualified Personnel, And The Loss Of Key Personnel Could Delay Or Prevent
Achieving Our Objectives

     Our success in developing marketable products and achieving a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel, particularly in areas requiring specific technical, scientific or medical expertise. There is intense competition for such personnel, and we cannot assure you that we will be able to attract or retain them. Our research, product development and business efforts would be adversely affected by the loss of a significant group of key members of our scientific or management staff.

Because We Engage In Human Testing, We Are Exposed To An Increased Risk Of Product Liability Claims, Which Would Have An Adverse Effect On Our Business

     The testing and marketing of medical products entails an inherent risk of allegations of product liability. We believe that we currently have adequate levels of insurance for our clinical trials. We will seek to obtain additional insurance, if needed, if and when our products are commercialized; however, we cannot assure you that adequate insurance coverage will be available or be available at acceptable costs or that a product liability claim would not materially adversely affect our business.

Our Shareholder Rights Agreement Or Bye-laws May Prevent Transactions That Could Be Beneficial To Our Shareholders

     Our shareholder rights agreement could make it considerably more difficult or costly for a person or group to acquire control of XOMA in a transaction that our board of directors opposes. See "Description of Share Capital -- Preference Shares -- Preference Share Purchase Rights."

     Our bye-laws:

     o require certain procedures to be followed and time periods to be met for any shareholder to propose matters to be considered at annual meetings of shareholders, including nominating directors for election at those meetings;

     o authorize our board of directors to issue up to 1,000,000 preference shares without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine; and

     o contain provisions, similar to those contained in the Delaware General Corporation Law, that may make business combinations with interested shareholders more difficult.

     These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common shares, or could limit the ability of shareholders to approve transactions that they may deem to be in their best interests.

Because We Have No History Of Profitability And Because The
Biotechnology Sector Has Been Characterized By Highly Volatile Stock Prices, Announcements We Make And General Market Conditions For
Biotechnology Stocks Could Result In A Sudden Change In The Value Of
Our Stock

     As a biopharmaceutical company, we have experienced significant volatility in our common shares. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common share price. Over the past twelve months our share price has ranged from a high of $8 to a low of $1 13/16 and from January 1, 1999 to August 2, 1999 our share price has ranged from a high of $8 to a low of $2 1/2. Factors contributing to such volatility include:

     o    results of preclinical studies and clinical trials,

     o    evidence of the safety or efficacy of our products,

     o    announcements of new collaborations,

     o    failure to enter into collaborations,

     o    our funding requirements and the terms of our financing arrangements,

     o announcements of technological innovations or new indications for our therapeutic products,

     o    government regulations,

     o    developments in patent or other proprietary rights,

     o announcements regarding other participants in the biotechnology and pharmaceutical industries.

If You Were To Obtain A Judgment Against Us, It May Be Difficult To Enforce Against Us Because We Are A Foreign Entity

     We are a Bermuda company. All or a substantial portion of our assets may be located outside the United States. As a result, it may be difficult for investors to enforce in United States courts judgments obtained against us. We have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Christopher J. Margolin, c/o XOMA Ltd., 2910 Seventh Street, Berkeley, California 94710, our United States agent appointed for that purpose. XOMA has been advised by its Bermuda counsel, Conyers Dill & Pearman, that there is doubt as to whether Bermuda courts would enforce judgments of United States courts obtained in (a) actions against such persons or XOMA that are predicated upon the civil liability provisions of the Securities Act or (b) original actions brought in Bermuda against XOMA or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws may not be allowed in Bermuda courts as contrary to that nation's policy.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The following documents filed by XOMA with the SEC pursuant to the Securities Exchange Act are "incorporated by reference" in this prospectus, which means we can disclose important information to you by referring you to these documents and they are considered to be a part of this prospectus:

          (1) annual report on Form 10-K for the fiscal year ended December 31, 1998 (file no. 0-14710);

          (2) quarterly report on Form 10-Q for the quarterly period ended March 31, 1999 (file no. 0-14710);

          (3) current report on Form 8-K dated December 29, 1998 filed on January 6, 1999 (file no. 0-14710);

          (4) current report on Form 8-K dated January 28, 1999 filed on January 29, 1999, as amended by an amendment on Form 8-K/A dated February 18, 1999 filed on February 18, 1999 (file no. 0-14710);

          (5) current report on Form 8-K dated July 1, 1999 filed on July 1, 1999, as amended by an amendment on Form 8-K/A dated July 19, 1999 filed on July 19, 1999 (file no. 0-14710);

          (6) current report on Form 8-K dated July 23, 1999 filed on July 26, 1999 (file no. 0-14710); and

          (7) the description of the common shares in the registration statement on Form 8-A dated and filed on May 21, 1999 under Section 12 of the Securities Exchange Act, including any amendment or report for the purpose of updating such description (registration no. 333-68045).

     All documents filed by XOMA with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before all of the common shares offered by this prospectus have been sold are deemed to be incorporated by reference in, and to be part of, this prospectus from the date any such document is filed.

     Any statements contained in a document incorporated by reference in this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded is not deemed to constitute a part of this prospectus except as so modified or superseded.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus are forward-looking in nature, including our product development plans, plans concerning the commercialization of products and other statements that are not historical facts. The occurrence of the events described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or not within our control. Actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the biopharmaceutical industry. Others are more specific to our business. Many of the significant risks related to our business are described in this prospectus. These include, among others, risks associated with technology and product development, sufficiency and availability of funds, marketing risks, patent and intellectual property matters, regulatory and manufacturing issues, risks associated with competition from other companies and the Year 2000 issue. Many of these risks are discussed further in "Risk Factors."

                              --------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should imply that the information contained in this prospectus or the affairs of XOMA have not changed since the date of this prospectus.

                                      XOMA

     XOMA is a biopharmaceutical company developing products to treat infections, infectious complications (such as those that follow traumatic injury and surgery), and immunologic and inflammatory disorders. Our current product development programs include:

     - NEUPREX(R) (rBPI21), a genetically-engineered fragment of a human protein known as BPI and XOMA's lead BPI-derived product. XOMA is awaiting preliminary results of its Phase III pivotal trial testing the product as a treatment for meningococcemia, is currently in Phase III clinical trials in another indication and has been in earlier-stage clinical trials in three additional indications.

     - I-PREX(TM), a proprietary topical formulation of rBPI21 for the treatment of ophthalmic disorders, which is undergoing preclinical testing as a treatment for corneal injuries and infections, including ulcerations and transplants.

     - Mycoprex(TM), a fungicidal compound derived from BPI that is currently in preclinical product development. It is targeted at systemic (i.e., internal) fungal infections.

     - hu1124 (anti-CDlla), a humanized antibody product being developed in collaboration with Genentech, which originally discovered the antibody and characterized it as anti-CD11a. The hull24 product has completed a Phase II clinical trial for psoriasis.

     Management believes XOMA's cash position and resulting interest income are sufficient to finance XOMA's currently anticipated needs for operating expenses, working capital, equipment acquisitions and current research projects through at least the end of the first quarter of 2000. XOMA continues to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen its competitive position and provide additional funding. XOMA cannot predict whether or when any such alliances, partnerships or arrangements will be consummated or whether additional funding will be available when required and on terms acceptable to XOMA.

              PRICE RANGE OF COMMON SHARES AND DIVIDEND INFORMATION

     XOMA's common shares (such common shares and the common stock of our predecessor Delaware corporation are referred to in this prospectus as the common shares) trade on the Nasdaq National Market under the symbol "XOMA." The following table sets forth the quarterly range of high and low reported sale prices of the common shares on the Nasdaq National Market for the periods indicated:

                                                   High             Low

  1997:
         First Quarter                            $7 1/4         $4 15/16
         Second Quarter                          5 11/16            3 1/8
         Third Quarter                             8 1/2            4 5/8
         Fourth Quarter                            8 1/2            4 7/8
  1998:
         First Quarter                            $6 1/2          $4 5/16
         Second Quarter                                6            4 1/4
         Third Quarter                                 5          1 27/32
         Fourth Quarter                                5          1 13/16
  1999:
         First Quarter                           $4 3/16          2 13/16
         Second Quarter (through August 2)             8            2 1/2

     On August 2, 1999 the last reported sale price of the common shares as reported on the Nasdaq National Market was US$7 1/2 per share. As of August 3, 1999, there were approximately 4,238 record holders of XOMA's common shares.

     XOMA has not paid dividends on its common equity. XOMA currently does not intend to pay dividends and intends to retain any earnings for use in its business and the financing of its capital requirements for the foreseeable future. The payment of any future cash dividends on XOMA's common shares will necessarily be dependent upon the earnings and financial needs of XOMA, along with applicable legal and contractual restrictions.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of common shares by the selling shareholders as of August 3, 1999, and the number of common shares covered by this prospectus:

                                                                                                 Ownership
                                            Ownership                                         of Common Shares
                                         of Common Shares                             after the Offering (Assuming all
                                      prior to the Offering                               Shares Offered are sold)
                                                              Number
Name of                                       Number          of Shares            Number of                Percent
Selling Shareholder                         of Shares         Offered              Shares                   of Class
-------------------------------------   --------------------  ---------------     ------------------   ----------------

Genentech, Inc.                                 3,586,667(1)    2,000,000(2)        1,586,667                2.8%

Wharton Capital Partners Ltd.                      64,000(3)       64,000                   0                 0%

Brown Simpson-ORD Investments, LLC                114,612(4)       75,000              39,612          less than 1%


(1) Consists of 3,586,667 shares issuable upon conversion of the entire amount of principal and accrued interest outstanding ($26.9 million) under the convertible subordinated notes held by Genentech.

(2) Consists of shares issuable upon conversion of Series B preference shares issuable upon conversion of the convertible subordinated notes held by Genentech in the event of certain regulatory approvals, payment defaults, prepayments and other circumstances. See "Description of Share Capital - Preference Shares - The Series B Preference Shares."

(3) Consists of shares issuable upon exercise of the warrants to purchase 64,000 common shares which Wharton Capital Partners Ltd. received for its role in facilitating the Company's January 1999 private placement of common shares and common share purchase warrants. Messrs. Michael Arnouse and Barry R. Minsky, the controlling stockholders of Wharton Capital, may be deemed to beneficially own the shares offered by Wharton Capital through their shared dispositive and voting power over such shares. Excludes (i) 53,654 shares issuable upon exercise of the 1997 warrants (as described below), and (ii) 22,692 shares issuable upon exercise of the 1998 warrants (as described below), all of which are beneficially owned by Michael Arnouse, a principal of Wharton Capital. Wharton Capital disclaims beneficial ownership of such shares.

(4) Consists of 75,000 shares issuable upon exercise of the warrants to purchase 75,000 common shares which were issued to Brown Simpson Asset Management LLC in a transaction not related to the 1999 private placement, for providing general financial advisory services. These warrants were subsequently sold to Brown Simpson-ORD Investments LLC. Also includes 37,412 shares issuable upon exercise of the 1997 warrants, and 2,200 shares issuable upon exercise of the 1998 warrants. OTA Limited Partnership, the parent company of Brown Simpson-ORD, may be deemed to beneficially own the shares offered by Brown Simpson-ORD through its shared dispositive and voting power over such shares. Mr. Ira M. Leventhal, who controls the managing member of OTA GP, LLC, the general partner of OTA Limited Partnership, may be deemed to control the exercise by OTA Limited Partnership of such shared dispositive and voting power over such shares.

                          DESCRIPTION OF SHARE CAPITAL

     The following statements with respect to XOMA's share capital are subject to the detailed provisions of XOMA's memorandum of continuance and bye-laws. These statements do not purport to be complete and, while XOMA believes the descriptions of the material provisions of the memorandum of continuance and the bye-laws incorporated by reference are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the memorandum of continuance and the bye-laws, to which reference is hereby made for a full description of such provisions.

COMMON SHARES

General

     The memorandum of continuance and the bye-laws provide that XOMA's authorized common share capital is limited to 70,000,000 common shares, par value U.S. $.0005 per share. As of August 3, 1999, there were 54,783,012 common shares outstanding.

Voting

     The holders of common shares are entitled to one vote per share. All actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class (together with the Series A preference shares (as described below), if any), except as provided by law.

Dividends

     Holders of common shares are entitled to participate, on a share for share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by the board of directors of XOMA, subject to the rights of holders of preference shares. Dividends will generally be payable in U.S. dollars. XOMA has not paid cash dividends on the common shares. XOMA currently does not intend to pay dividends and intends to retain any earnings of XOMA for use in its business and the financing of its capital requirements for the foreseeable future. The payment of any future cash dividends on the common shares is necessarily dependent upon its earnings and financial needs of XOMA, along with applicable legal and contractual restrictions.

Liquidation

     On a liquidation of XOMA, holders of common shares will be entitled to receive any assets remaining after the payment of XOMA's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

     The common shares are not subject to redemption either by XOMA or the holder thereof.

Variation Of Rights

     Under XOMA's bye-laws, if at any time XOMA's share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class either in writing or with the sanction of a resolution passed at a separate general meeting.

PREFERENCE SHARES

General

     Under its memorandum of continuance and bye-laws, XOMA has the authority to issue 1,000,000 preference shares, par value U.S. $.05 per share. Of these, 650,000 preference shares have been designated Series A Cumulative Preference Shares and 7,500 preference shares have been designated Convertible Preference Shares, Series B. Under the bye-laws, subject to the special rights attaching to any class of shares of XOMA not being varied and to any resolution approved by the holders of 75% of the issued shares entitled to vote in respect thereof, the board of directors of XOMA may establish one or more classes or series of preference shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board of directors fixes without any shareholder approval.

Preference Share Purchase Rights

     Pursuant to XOMA's shareholder rights agreement XOMA issued one preference share purchase right (a right) for each outstanding common share. Each right entitles the holder to purchase from XOMA a unit consisting of one one-hundredth of a share (a unit) of Series A preference shares at a cash exercise price of $30.00 per unit, subject to adjustment.

     The rights are attached to all outstanding common shares, including the common shares offered hereby. The rights will separate from the common shares and will be distributed to holders of common shares upon the earliest of (i) ten business days after the first public announcement that a person or group of affiliated or associated persons (an acquiring person) has acquired beneficial ownership of 20% or more of the common shares then outstanding (the date of said announcement being referred to as the share acquisition date), (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of persons becoming an acquiring person or (iii) the declaration by the board of directors of XOMA that any person is an adverse person (the earliest of such dates, the distribution date).

     The board of directors of XOMA may generally declare a person to be an adverse person after a declaration that such person has become the beneficial owner of 10% or more of the outstanding common shares and a determination that
(a) such beneficial ownership by such person is intended to cause or is reasonably likely to cause XOMA to repurchase the common shares owned by such person or to cause XOMA to enter into other transactions not in the best long-term interests of XOMA or (b) such beneficial ownership is reasonably likely to cause a material adverse impact on the business or prospects of XOMA. The rights are not exercisable until the distribution date and will expire on December 31, 2002, unless previously redeemed or exchanged by XOMA.

     In the event that a person becomes an acquiring person or the board of directors of XOMA determines that a person is an adverse person, each holder of a right will thereafter have the right to receive upon exercise that number of units of Series A preference shares having a market value of two times the exercise price of the rights. If at any time following the share acquisition date, (i) XOMA consolidates with, or merges or amalgamates with and into, any person, and XOMA is not the surviving corporation; (ii) any person consolidates or amalgamates with XOMA, or merges or amalgamates with and into XOMA and XOMA is the continuing or surviving corporation of such transaction and, in connection with such transaction, all or part of the common shares are changed into or exchanged for other securities of any other person or cash or any other property, or (iii) 50% or more of XOMA's assets are sold or otherwise transferred, provision shall be made so that each holder of a right shall thereafter have the right (a merger right) to receive, upon exercise, common shares of the acquiring company having a market value equal to two times the exercise price of the rights. Rights that are beneficially owned by an acquiring or adverse person may, under certain circumstances, become null and void.

     At any time after a person becomes an acquiring person or the board of directors of XOMA determines that a person is an adverse person, the board of directors of XOMA may exchange all or any part of the then outstanding and exercisable rights for common shares or units of Series A preference shares at an exchange ratio of one common share or one unit of Series A preference shares per right. Notwithstanding the foregoing, the board of directors of XOMA generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the common shares then outstanding.

     The rights may be redeemed in whole, but not in part, at a price of U.S. $.001 per right by the board of directors of XOMA at any time prior to the date on which a person is declared to be an adverse person, the tenth business day after the share acquisition date, the occurrence of an event giving rise to the merger right or the expiration date of the rights agreement.

The Series A Preference Shares

     There are no Series A preference shares outstanding. Pursuant to the rights of the Series A preference shares, subject to the rights of holders of any shares of any series of preference shares ranking prior and superior, the holders of Series A preference shares are entitled to receive, when, as and if declared by the board of directors of XOMA out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, commencing on the first dividend payment date after the first issuance of a share or fraction of a share of Series A preference shares, in an amount per share equal to the greater of (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in common shares, declared on the common shares since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of Series A preference shares.

     In addition to any other voting rights required by law, holders of Series A preference shares shall have the right to vote on all matters submitted to a vote of shareholders of XOMA with each share of Series A preference shares entitled to 100 votes. Except as otherwise provided by law, holders of Series A preference shares and holders of common shares shall vote together as one class on all matters submitted to a vote of shareholders of XOMA.

     Unless otherwise provided in the rights attaching to a subsequently designated series of preference shares of XOMA, the Series A preference shares shall rank junior to any other series of preference shares as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and shall rank senior to the common shares. Upon any liquidation, dissolution or winding-up of XOMA, no distributions shall be made to holders of shares ranking junior to the Series A preference shares unless, prior thereto, the holders of Series A preference shares shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $100.00 per share or (2) an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of common shares or to the holders of shares ranking on parity with the Series A preference shares, except distributions made ratably on the Series A preference shares and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

     If XOMA shall enter into any consolidation, amalgamation, merger, combination or other transaction in which common shares are exchanged for or changed into cash, other securities and/or any other property, then any Series A preference shares outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 100 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each common share is changed or exchanged.

     The Series A preference shares shall not be redeemable.

The Series B Preference Shares

     There are no Series B preference shares outstanding. The 7,500 Series B preference shares have been designated for issuance upon conversion of the convertible subordinated loans to XOMA made and to be made by Genentech in connection with the funding of the XOMA's development costs for hull24. Such loans are and will be convertible into Series B preference shares upon the occurrence of certain events relating to certain regulatory approvals, payment defaults, prepayments and other circumstances. Pursuant to the rights of the Series B preference shares, the holders of Series B preference shares will not be entitled to receive any dividends on the Series B preference shares.

     The Series B preference shares will rank senior with respect to rights on liquidation, winding-up and dissolution of XOMA to all classes of common shares. Upon any voluntary or involuntary liquidation, dissolution or winding-up of XOMA, holders of Series B preference shares will be entitled to receive $10,000 per share of Series B preference shares before any distribution is made on the common shares. The holders of Series B preference shares will have no voting rights, except as required under Bermuda law.

     The holders of Series B preference shares will have the right to convert Series B preference shares into common shares at a conversion price equal to the current market price of the common shares (determined as provided below). The current market price will be determined (a) for Series B preference shares issued in connection with a conversion of one or more of the convertible subordinated loans upon certain regulatory approvals, payment defaults or in certain other circumstances, as of the first date on which such a conversion occurs, and (b) for Series B preference shares issued in connection with certain prepayments of one or more of the convertible subordinated loans or a conversion thereof in certain other circumstances, as of the date of the issuance of such Series B preference shares.

     The Series B preference shares will be automatically converted into common shares at its then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.

     XOMA will have the right, at any time and from time to time, to redeem any or all Series B preference shares for cash in an amount equal to the conversion price multiplied by the number of common shares into which each such share of Series B preference shares would then be convertible.

The Series C Preference Shares

     All of 1,250 Series C Preference Shares and shares of Convertible Preferred Stock, Series H of XOMA Corporation (which was our name before we changed our legal domicile from Delaware to Bermuda) issued in a private placement in June 1998 have been converted into an aggregate of 5,164,070 common shares (including common shares issued in payment of dividends).

WARRANTS

     XOMA issued common stock purchase warrants in September 1996. Each of the 54,870 unexpired 1996 warrants outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the 1996 warrants at an exercise price of $7.29 per share on or before September 24, 1999.

     XOMA issued 485,879 common stock purchase warrants in August 1997. Each 1997 warrant outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the 1997 warrants at an exercise price of $10.00 per share on or before August 14, 2000.

     XOMA issued 618,681 common stock purchase warrants in June 1998. Each 1998 warrant outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the 1998 warrants at an exercise price of $7.00 per share on or before June 26, 2001.

     XOMA issued 250,000 common stock purchase warrants to Incyte in July 1998. Each Incyte warrant outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the Incyte warrants at an exercise price of $6.00 per share on or before July 9, 2008 or earlier upon the related license becoming fully paid up.

     XOMA issued 379,000 warrants to purchase common shares in January 1999 and March 1999. Each January and March 1999 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the January and March 1999 warrants at an exercise price of $5.85008 per share on or before January 29, 2004.

     XOMA issued 150,000 warrants to purchase common shares in July 1999. Each July 1999 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the July 1999 warrants at an exercise price of $5.75 per share on or before July 21, 2004.

     None of the warrants described above have been registered under the Securities Act and none may be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, all of the warrants contain certain restrictions on their transfer. XOMA is not obligated and does not intend to register the warrants under the Securities Act.

                              PLAN OF DISTRIBUTION

     Any or all of the common shares being offered by this prospectus may be sold from time to time to purchasers directly by any selling shareholder or by pledgees, donees, transferees or other successors in interest. Alternatively, any selling shareholder may from time to time offer the common shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such selling shareholder and/or the purchasers of common shares for whom they may act as agent. Any such selling shareholder, and any such underwriters, dealers or agents that participate in the distribution of common shares, may be deemed to be underwriters, and any profit on the sale of the common shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such common shares may be so offered or sold in the open market, on the Nasdaq National Market, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of the selling shareholders, the number of common shares to be sold, the purchase price, the public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying prospectus supplement. These and other matters may also be addressed in one or more post-effective amendments to the registration statement of which this prospectus is a part. XOMA will receive no proceeds from the sale by any selling shareholder of the common shares offered by this prospectus.

     In connection with distributions of the common shares, any selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with such selling shareholder. Any selling shareholder also may sell the common shares short and deliver the common shares to close out such short positions. Any selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of the common shares to the broker-dealers, which may then resell or otherwise transfer such common shares. Any selling shareholder also may loan or pledge the common shares to a broker-dealer and the broker-dealer may sell the common shares so loaned or upon a default may sell or otherwise transfer the pledged common shares.

     All expenses incurred by XOMA in complying with the registration rights granted to the selling shareholders pursuant to which the registration statement to which this prospectus relates has been filed, estimated to be approximately $45,000, will be borne by XOMA. As and when XOMA is required to update this prospectus, it may incur additional expenses in excess of this estimated amount.

     Any common shares offered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such rule rather than pursuant to this prospectus.


                                  LEGAL OPINION

     The validity of the common shares to which this prospectus relates has been passed upon for XOMA by Conyers Dill & Pearman, located in Hamilton, Bermuda.

                                     EXPERTS

     The consolidated financial statements of XOMA Ltd. at December 31, 1998 and for the year then ended, appearing in XOMA Ltd.'s annual report (Form 10-K) for the year ended 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of XOMA Ltd. for the periods through December 31, 1997 incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN GET MORE INFORMATION

     This prospectus is part of a registration statement that we have filed with the SEC. The registration statement contains exhibits and other information not included in this prospectus. At your request, we will provide you, without charge, a copy of any documents incorporated by reference in, or included as exhibits to, our registration statement. If you would like more information, write or call us at:

                                    XOMA Ltd.
                               2910 Seventh Street
                               Berkeley, CA 94710
                            Telephone: (510) 644-1170

     XOMA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. XOMA's SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are as follows:

                                                                        Amount
                                                                      to be Paid

SEC registration fee ..............................................      $2,111
Nasdaq fee ........................................................      17,500
Legal fees and expenses (including Blue Sky fees and expenses).....      20,000
Accounting fees and expenses ......................................       3,000
Miscellaneous .....................................................       2,389
                                                                          -----
         Total ....................................................     $50,000

Item 15.  Indemnification of Directors and Officers

     Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (i) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud and dishonesty.

     The bye-laws of XOMA provide for the indemnity by XOMA of the officers, directors and employees of XOMA to the fullest extent permitted by law.

     Expenses (including attorneys' fees) incurred by an officer or director of XOMA in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by XOMA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by XOMA pursuant to the Securities Act of 1933.

     An officer or director of XOMA shall not be personally liable to XOMA or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by the Securities Act of 1933 or Bermuda law.

     The indemnification and advancement of expenses and the limitation of liability provided by the bye-laws shall not be deemed exclusive of any other rights which any officer, director or employee, as such, may have or hereafter acquire under the Securities Act of 1933, any other provision of the bye-laws, or any agreement or otherwise. Any repeal or modification of the aforementioned provisions of the bye-laws shall not adversely affect any right or protection existing at the time of such repeal or modification.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

     Exhibit
     Number

     3.1  Memorandum of Continuance of XOMA Ltd. (Exhibit 3.4)(1)

     3.2  Bye-Laws of XOMA Ltd. (Exhibit 3.5) (1)

     4.1 Amended and Restated Shareholder Rights Agreement dated as of October 27, 1993 and amended and restated as of December 31, 1998 by and among XOMA and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (Exhibit 4.1) (2)

     4.2 Form of Resolution Regarding Preferences and Rights of Series A Preference Shares (Exhibit 4.2) (1)

     4.3 Form of Resolution Regarding Preferences and Rights of Series B Preference Shares (Exhibit 4.3) (1)

     4.4  Form of Common Stock Purchase Warrant (1996 Warrants) (Exhibit 4.9)
          (3)

     4.5  Form of Common Stock Purchase Warrant (1997 Warrants) (Exhibit 3) (4)

     4.6  Form of Common Stock Purchase Warrant (1998 Warrants) (Exhibit 3) (5)

     4.7  Form of Common Stock Purchase Warrant (Incyte Warrants) (Exhibit 2)
          (6)

     4.8 Form of Common Share Purchase Warrant (January and March 1999 Warrants) (Exhibit 5) (7)

     4.9  Form of Common Share Purchase Warrant (July 1999 Warrants) (Exhibit 4)
          (8)

     5.1  Opinion of Conyers Dill & Pearman

     10.1 Collaboration Agreement, dated as of April 22, 1996, between XOMA Corporation and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.1) (9)

     10.2 Common Stock and Convertible Note Purchase Agreement, dated as of April 22, 1996, between XOMA Corporation and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.2)
          (9)

     10.3 Convertible Subordinated Note Agreement, dated April 22, 1996, between XOMA Corporation and Genentech (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.3) (9)

     10.4 Amendment to Convertible Subordinated Note Agreement, dated June 13, 1996, between XOMA Corporation and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.4)
          (9)

     10.5 Amendment to Collaboration Agreement, dated as of April 14, 1999, between XOMA Ltd. and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.5) (10)

     10.6 Amendment to Common Stock and Convertible Note Purchase Agreement, dated as of April 14, 1999, between XOMA Ltd. and Genentech, Inc. (Exhibit 10.6) (10)

     10.7 Second Amendment to Convertible Subordinated Note Agreement, dated as of April 14, 1999, between XOMA Ltd. and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.7)
          (10)

     23.1 Consent of Ernst & Young LLP, Independent Auditors

     23.2 Consent of Arthur Andersen LLP, Independent Public Accountants

     23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

     24.1 Power of Attorney (included on the signature pages hereto)

--------------------

(1) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(2) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form 8-A filed May 21, 1999 (File No. 0-14710).

(3) Incorporated by referenced to the referenced exhibit to XOMA's Registration Statement on Form S-3 filed June 28, 1998 (File No. 333-07263).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated August 13, 1997 filed August 18, 1997 (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated June 28, 1998 filed June 29, 1998 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

(8) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999 (File No. 0-14710).

(9) Incorporated by reference to the referenced exhibit to XOMA Corporation's Registration Statement on Form S-3 filed June 28, 1996 (File No. 333-07263).

(10) Incorporated by reference to the referenced exhibit to XOMA's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, filed May 17, 1999 (File No. 0-14710).

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifi-cation is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on August 3, 1999.

                                    XOMA LTD.


                                    By:  /s/ John L. Castello
                                         -------------------------------------
                                         Name:   John L. Castello
                                         Title:  Chairman of the Board,
                                                 President and Chief
                                                 Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Castello and Christopher J. Margolin, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                  Title                                 Date
               ---------                                  -----                                 ----

                                         Chairman of the Board, President and                      August 3, 1999
                                         Chief Executive Officer (Principal
/s/ John L. Castello                     Executive Officer)
---------------------------------
John L. Castello

                                         Chief Scientific and Medical Officer                      August 3, 1999
/s/ Patrick J. Scannon                   and Director
---------------------------------
Patrick J. Scannon

                                         Vice President, Finance and Chief                         August 3, 1999
                                         Financial Officer (Principal Financial
/s/ Peter B. Davis                       and Accounting Officer)
---------------------------------
Peter B. Davis

/s/ James G. Andress                     Director                                                  August 3, 1999
---------------------------------
James G. Andress

/s/ William K. Bowes, Jr.                Director                                                  August 3, 1999
---------------------------------
William K. Bowes, Jr.

/s/ Arthur Kornberg                      Director                                                  August 3, 1999
---------------------------------
Arthur Kornberg

/s/ Steven C. Mendell                    Director                                                  August 3, 1999
---------------------------------
Steven C. Mendell

/s/ W. Denman Van Ness                   Director                                                  August 3, 1999
---------------------------------
W. Denman Van Ness


                                  EXHIBIT INDEX

Exhibit
Number                                                                 Page
------                                                                 ----

3.1  Memorandum of Continuance of XOMA Ltd (Exhibit 3.4) (1)

3.2  Bye-Laws of XOMA Ltd. (Exhibit 3.5) (1)

4.1 Amended and Restated Shareholder Rights Agreement dated as of October 27, 1993 and amended and restated as of December
     31, 1998 by and among XOMA and ChaseMellon Shareholder
     Services, L.L.C. as Rights Agent (Exhibit 4.1) (2)

4.2  Form of Resolution Regarding Preferences and Rights of
     Series A Preference Shares (Exhibit 4.2) (1)

4.3  Form of Resolution Regarding Preferences and Rights of
     Series B Preference Shares (Exhibit 4.3) (1)

4.4  Form of Common Stock Purchase Warrant (1996 Warrants)
     (Exhibit 4.9) (3)

4.5  Form of Common Stock Purchase Warrant (1997 Warrants)
     (Exhibit 3) (4)

4.6  Form of Common Stock Purchase Warrant (1998 Warrants)
     (Exhibit 3) (5)

4.7  Form of Common Stock Purchase Warrant (Incyte Warrants)
     (Exhibit 2) (6)

4.8  Form of Common Share Purchase Warrant (January and March
     1999 Warrants) (Exhibit 5) (7)

4.9  Form of Common Share Purchase Warrant (July 1999 Warrants)
     (Exhibit 5) (8)

5.1  Opinion of Conyers Dill & Pearman

10.1 Collaboration Agreement, dated as of April 22, 1996, between XOMA Corporation and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.1) (9)

Exhibit
Number                                                                 Page
------                                                                 ----

10.2 Common Stock and Convertible Note Purchase Agreement, dated as of April 22, 1996, between XOMA Corporation and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.2)
     (9)

10.3 Convertible Subordinated Note Agreement, dated April 22, 1996, between XOMA Corporation and Genentech (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.3) (9)

10.4 Amendment to Convertible Subordinated Note Agreement, dated June 13, 1996, between XOMA Corporation and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.4) (9)

10.5 Amendment to Collaboration Agreement, dated as of April 14, 1999, between XOMA Ltd. and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.5) (10)

10.6 Amendment to Common Stock and Convertible Note Purchase
     Agreement, dated as of April 14, 1999, between XOMA Ltd. and
     Genentech, Inc. (Exhibit 10.6) (10)

10.7 Second Amendment to Convertible Subordinated Note Agreement, dated as of April 14, 1999, between XOMA Ltd. and Genentech, Inc. (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 10.7) (10)

23.1 Consent of Ernst & Young LLP, Independent Auditors

23.2 Consent of Arthur Andersen LLP, Independent Public
     Accountants

23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature pages hereto)

--------------------

(1) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(2) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form 8-A filed May 21, 1999 (File No. 0-14710).

(3) Incorporated by referenced to the referenced exhibit to XOMA's Registration Statement on Form S-3 filed June 28, 1998 (File No. 333-07263).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated August 13, 1997 filed August 18, 1997 (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated June 28, 1998 filed June 29, 1998 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

(8) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999 (File No. 0-14710).

(9) Incorporated by reference to the referenced exhibit to XOMA Corporation's Registration Statement on Form S-3 filed June 28, 1996 (File No. 333-07263).

(10) Incorporated by reference to the referenced exhibit to XOMA's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, filed May 17, 1999 (File No. 0-14710).